EXHIBIT 21.2

List of Subsidiaries and Affiliates
of
The Boston Beer Company, Inc.
as of
December 31, 2000

Boston Beer Corporation
(a Massachusetts corporation)

Boston Brewing Company, Inc.
(a Massachusetts corporation)

Samuel Adams Brewery Company, Ltd.
(an Ohio limited liability company)

SABC Realty, Ltd.
(an Ohio limited liability company)

Boston Beer Company Limited Partnership
(a Massachusetts limited partnership)